Exhibit 99.1

January 29, 2008

Dear Shareholder:

We are pleased to report the results of our fourth quarter ended December 31, 2007 and our second full year of operations.  We have experienced solid growth during 2007 and are excited about a strong start to 2008.

At December 31, 2007, total assets were $110.5 million, increasing $2.4 million, or 2%, from September 30, 2007, and $34.8 million, or 46%, from December 31, 2006.  Total gross loans outstanding were $98.9 million, increasing $4.5 million, or 5%, from September 30, 2007, and $35.9 million, or 57%, from December 31, 2006.  The allowance for loan losses as a percentage of total gross loans outstanding was 1.30% at both December 31, 2007 and September 30, 2007. Total deposits as of December 31, 2007 were $82.1 million, decreasing $1.0 million, or 1%, from September 30, 2007, and increasing $25.2 million, or 44%, from December 31, 2006.  At December 31, 2007, brokered deposits, included in total deposits, were $35.2 million compared to $34.9 million at September 30, 2007.  Growth in brokered deposits was used to fund loan growth during the quarter.

For the quarter ended December 31, 2007, operations resulted in net income of $204,942.  For the year ended December 31, 2007, net income was $322,193.  We recognized $987,306 in net interest income for the quarter ended December 31, 2007, compared to $962,216 for the quarter ended September 30, 2007, an increase of $25,090, or 3%.  Net income for the quarter and year ended December 31, 2007 includes a tax benefit of $154,800 and $216,500, respectively.  This is a result of the reduction in a valuation allowance on deferred tax assets after an analysis of the evidence supporting the future usage of net operating loss carry-forwards through projected  taxable income.  We expect our tax rate to be normalized in 2008.  We continue to focus on quality growth in loans and deposits, which we believe will drive growth in net interest income and profitability in future quarters.

Last quarter we announced the opening of our new full-service branch on Wade Hampton Boulevard in Taylors, SC, which is off to a great start.  We are now in the process of building our third location in Simpsonville, SC at the intersection of Highways 14 and 417.  We believe this third location will further enable us to serve our clients in a more efficient and convenient manner and will increase our recognition in upstate South Carolina.

Independence National Bank is a full service commercial bank, providing traditional loan and deposit services, as well as online banking, commercial cash management, remote deposit capture, and other essential services for our clients.  We strive to maintain a personal focus and are dedicated to meeting the needs of our clients.  We value your support as a shareholder.  Please do not hesitate to contact us with any questions.

Best Regards,

Lawrence R. Miller	Charles D. Walters
President & CEO	Chairman of the Board

Financial Highlights

(unaudited)

Balance Sheet	As of
Data	12/31/2007	09/30/2007	12/31/2006

Total assets	$110,511,245	$108,159,443	$75,730,333
Loans, gross	98,891,370	94,351,555	62,953,196
Allowance for loan losses	1,283,491	1,222,991	1,198,152
Deposits	82,133,117	83,179,745	56,906,716
Shareholders’ equity	18,989,433	18,706,893	18,473,469

Income Statement Data	For the Year Ended 12/31/2007	For the Quarter Ended 12/31/2007	For the Quarter Ended 09/30/2007

Net interest income	$3,670,148	$987,306	$962,216
Provision for loan losses	483,000	60,500	109,500
Non-interest income	62,491	25,333	10,367
Non-interest expense	3,143,946	901,997	843,650
Net income, net of tax	322,193	204,942	43,233
Net income, per diluted share	0.15	0.10	0.02

Quarterly Net Interest Income ($ in thousands)

Quarter End Gross Loans Outstanding ($ in millions)

Quarter End Deposits Outstanding ($ in millions)

Quarter End Total Assets ($ in millions)

Certain statements in this document contain “forward-looking statements,” such as statements relating to future plans and expectations.  Such forward-looking statements are subject to risks and uncertainties, such as a downturn in the economy, greater than expected non-interest expenses, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future plans and expectations expressed or implied by such forward-looking statements.  For a more detailed description of factors that could cause such differences, please see our filings with the SEC.

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(800) 368-5948

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FINANCIAL INFORMATION

Shareholders, analysts, and others seeking financial information should contact:

Ms. Katie N. Tuttle

Chief Financial Officer

Independence Bancshares, Inc.

P. O. Box 1776

Greenville, SC  29602

500 E. Washington Street

Greenville, SC  29601

(864) 672-1776

24 Hour Account Access

(800) 657-7670

www.IndependenceNB.com